EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statement No. 333-129946 on Form S-8 of the Savings Plan for Employees of Measurement Specialties, Inc. of our report dated June 29, 2009, with respect to the statements of net assets available for benefits of the Savings Plan for Employees Measurement Specialties, Inc. as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended as of December 31, 2008, included within the 2008 Form 11-K of the Savings Plan for Employees of Measurement Specialties, Inc. to be filed on or about June 29, 2009.

/s/Goodman & Company, L.L.P.

Norfolk, Virginia
June 29, 2009

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